UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On May 2, 2013, Starboard Value LP’s outside counsel sent the following letter to outside counsel to Tessera Technologies, Inc.:

May 2, 2013

VIA FACSIMILE AND EMAIL

Skadden Arps
525 University Avenue Suite 1100
Palo Alto, California  94301
Attention: Kenton J. King, Esq.

Dear Mr. King,

I am in receipt of your letter, dated April 29 2013, informing me as counsel to Starboard Value and Opportunity Master Fund, Ltd. (“Starboard”) that the Board of Directors (the ”Board”) of Tessera Technologies, Inc. (the “Company”) has unilaterally decided to expand the number of board seats that will be up for election at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) by two seats and that the Company will not be nominating additional directors for these openings.  The letter further mentions that the Company will permit my client to nominate two additional directors prior to May 9, 2013.  Finally, the letter proposes that Starboard consent to the use of a universal proxy card for voting at the Annual Meeting.

The Annual Meeting is just three weeks from today.  As you know, the Company mailed its proxy materials to shareholders of the Company on or about April 16, 2013 and, well before this time, had fixed the size of the Board at six (6) members.  Likewise, Starboard mailed its proxy materials to shareholders on or about April 17, 2013.  Starboard has nominated and solicited proxies from shareholders for the election of a slate of six (6) highly qualified nominees, each of whom brings a different skill set required by this Board.  Starboard believes the election of all six (6) of its nominees, who were carefully selected after a thorough and detailed evaluation process, will greatly strengthen the Board’s composition and help put Tessera back on track for long-term value creation.

Starboard will not be nominating any additional directors at this time.   My client views the Board’s unilateral action to increase the size of the Board by two (2) members at this late date as a means to guarantee that at least two (2) of the Company’s nominees will be elected at the Annual Meeting.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

May 2, 2013

As you know, Starboard nominated director candidates back on December 21, 2012.  Since that time, you and I have communicated on a number of occasions.  Not once during those communications did you ask about, or suggest, the use of a universal ballot for voting at the Annual Meeting.  In fact, when the Company mailed its proxy materials more than two weeks ago, it used its own ballot.  While I do understand the potential benefits for using a universal ballot in certain election contests, it would be entirely inappropriate to change the fundamental mechanics of this election contest at this very late stage in the game.  Both Starboard and the Company have already spent significant time and resources to print and mail definitive proxy materials.  Switching to a universal proxy card would only create further delay and confusion for shareholders in exercising their voting rights.  It would likely require that all voting be reset and potentially disenfranchise shareholders who have already voted. Additionally, we believe changing to a universal card at this eleventh hour of the election contest would create tremendous confusion and complications for Broadridge, would require both Starboard and the Company to re-file and re-mail proxy materials, would delay the proxy advisory firms from issuing their respective recommendations, would create unnecessary confusion for shareholders and would likely cause untold further delay in holding the Annual Meeting.   For these reasons, Starboard will not agree to the Board’s proposed use of a universal proxy card at the Annual Meeting.

As you are likely aware, Starboard has received tremendous shareholder support to date for its nominees on its proxy card.  Shareholders have already been forced to wait close to fourteen months to elect directors, and clearly they are excited about the prospect of electing a new Board at Tessera.

My client believes that these latest actions are just another example of Tessera’s willingness to continually manipulate the corporate machinery, as evidenced by the acceleration of the 2011 annual meeting, the delay of the 2012 annual meeting, and a series of bylaw amendments to change the Board size back and forth.

We urge the Board not to take any further actions to manipulate the timing or voting mechanics at the Annual Meeting, and we reserve all rights on behalf of Starboard to take whatever actions Starboard deems necessary to protect the shareholder franchise and ensure that the Annual Meeting is held without further delay.

Very truly yours,

/s/ Steve Wolosky

Steve Wolosky

cc:           Peter Feld
Managing Member
Starboard Value